Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS
March 19, 2012	NYSE Amex: GORO

GOLD RESOURCE CORPORATION ANNOUNCES HIRING

OF CHIEF FINANCIAL OFFICER

COLORADO SPRINGS – March 19, 2012 – Gold Resource Corporation (NYSE Amex: GORO) is pleased to announce today that it has hired Mr. Brad Blacketor to become its full time Chief Financial Officer. Gold Resource Corporation is a low-cost gold producer with operations in the southern state of Oaxaca, Mexico.

Mr. Blacketor will join Gold Resource Corporation from Bear Creek Mining Corporation where he served as Chief Financial Officer.

Mr. Blacketor has over 30 years of management and financial experience including serving as Vice President, Chief Financial Officer and Secretary for Metallica Resources Inc. for 11 years before he joined Bear Creek Mining. Prior to Metallica, Mr. Blacketor served as Chief Financial Officer of MinCorp Ltd., and held senior management positions with Pincock, Allen & Holt, Inc. and Touche Ross & Co.

Mr. Blacketor is a Certified Public Accountant in the State of Colorado, holding an M.B.A. from Colorado State University and a B.S. Degree in Business Administration from Indiana University.

“We are pleased to welcome Mr. Blacketor as our full-time CFO,” stated Gold Resource Corporation’s President, Mr. Jason Reid. “Mr. Blacketor’s extensive mining industry experience strengthens our management team and will make an important contribution to the Company’s aggressive growth profile.”

“I would also like to personally thank Mr. Paul Oberman, our contract CFO, for his guidance over the past year and assistance during this transition period.” stated Mr. Reid.

About GRC:

Gold Resource Corporation is a mining company focused on production and pursuing development of gold and silver projects that feature low operating costs and produce high returns on capital. The Company has 100% interest in six potential high-grade gold and silver properties in Mexico’s southern state of Oaxaca. The Company has 52,902,620 shares outstanding, no warrants and no debt. For more information, please visit GRC’s website, located at www.Goldresourcecorp.com and read the Company’s 10-K for an understanding of the risk factors involved.

Cautionary Statements:

This press release contains forward-looking statements that involve risks and uncertainties. The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. When used in this press release, the words “plan”, “target”, “anticipate,” “believe,” “estimate,” “intend” and “expect” and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements include, without limitation, the statements regarding Gold Resource Corporation’s strategy, future plans for production, future expenses and costs, future liquidity and capital resources, and estimates of mineralized material. All forward-looking statements in this press release are based upon information available to Gold Resource Corporation on the date of this press release, and the company assumes no obligation to update any such forward-looking statements. Forward looking statements involve a number of risks and uncertainties, and there can be no assurance that such statements will prove to be accurate. The Company’s actual results could differ materially from those discussed in this press release. In particular, there can be no assurance that production will continue at any specific rate. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the Company’s 10-K filed with the Securities and Exchange Commission.

Contacts:

Corporate Development

Greg Patterson

303-320-7708

www.Goldresourcecorp.com